EXHIBIT 10.2

UIL HOLDINGS CORPORATION
PERFORMANCE SHARE AGREEMENT
FOR
PERFORMANCE SHARES – 20__ - 20__ CYCLE

THIS AWARD AGREEMENT (the “Award Agreement”), is made as of ________ __, 20__, by and between UIL HOLDINGS CORPORATION, a Connecticut corporation having its principal place of business in New Haven, Connecticut (the “Company” or "UIL"), and <executive name> (the “Executive”).

WHEREAS UIL Holdings Corporation has adopted the UIL Holdings Corporation 20__ - 20__ Long-Term Incentive Program Design (the “UIL LTIP”) and the UIL Holdings Corporation 2008 Stock and Incentive Compensation Plan, as amended and restated May 14, 2013 (the “2008 Stock Plan”);

WHEREAS, pursuant to the terms of the UIL LTIP and the 2008 Stock Plan, the Compensation and Executive Development Committee of the Company’s Board of Directors (the “CEDC”) has granted to the Executive an Award of Performance Shares; and

WHEREAS, the Company and the Executive wish to evidence the terms and conditions governing the Performance Shares in this Award Agreement;

NOW THEREFORE, in consideration of the promises hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1.            Grant of UIL Performance Shares.  The CEDC hereby makes an award to the Executive of x,xxx Performance Shares, payment of which depends upon the achievement by UIL during the Performance Period, at 100% of ‘target’, of certain UIL Performance Goals more fully described in Section 2 of this Award Agreement and under the terms of the UIL LTIP, with a maximum award of up to x,xxx Performance Shares possible based upon the achievement of the UIL Performance Goals at, or above, the designated maximum levels.  The Performance Shares awarded pursuant to this Section 1 shall be referred to herein as the “UIL Performance Shares.”  The actual number of Performance Shares finally awarded to the Executive, if any, shall be determined by the CEDC in accordance with the terms and conditions of the UIL LTIP, and its determination shall be conclusive and binding.

2.            UIL Performance Goals.  The Final Payout, if any, of the UIL Performance Shares shall be determined based on the performance achieved from January 1, 20__ through December 31, 20__ (the “Performance Period”) with respect to the following weighted performance measures as more fully set forth in the UIL LTIP document approved by the CEDC (the “UIL Performance Goals”):

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In accordance with the UIL LTIP, xx% of the target number of Performance Shares will be earned if the "threshold" level of performance is achieved, xx% of the target number of Performance Shares will be earned if the "target" level of performance is achieved, and xx% of the target number of Performance Shares will be earned if the "maximum" level of performance is achieved, with interpolation if performance falls between threshold and target or between target and maximum.  No Performance Shares will be earned if the level of performance achieved is below “threshold.”  The actual number of UIL Performance Shares finally awarded to the Executive, if any, shall be determined by the CEDC, in accordance with the terms and conditions of the UIL LTIP and the 2008 Stock Plan.

3.            Vesting.  Except as otherwise provided in this Section or Section 4 of this Award Agreement, the Executive must remain continuously employed by the Company (or, as applicable, one of its Affiliates) at all times during the Performance Period to earn any Performance Shares under this Award Agreement.  For purposes of this Agreement, “Affiliate” means any entity that directly or indirectly controls, is controlled by, or is under common control with the Company.

3.1.            If the Executive remains continuously employed by UIL (or, as applicable, one of its Affiliates) through December 31, 20__, and no Change in Control has occurred by that date, then the Executive shall fully vest in his Performance Shares, if any, as of the last day of the Performance Period.

3.2.            If the Executive’s employment with UIL (and its Affiliates) terminates prior to December 31, 20__ due to his death, Disability or Retirement and no Change in Control has occurred by that date, then solely for purposes of this Award Agreement, the Executive shall be deemed to have been continuously employed by UIL (or, as applicable, one of its Affiliates) throughout the duration of the Performance Period, and, provided that the Executive complies with the confidentiality and non-competition provisions of his Employment Agreement (or any successor provisions thereto), he shall fully vest in his Performance Shares as of the last day of the Performance Period.

3.3.            If the Executive’s employment with UIL (and its Affiliates) terminates prior to the end of the Performance Period for any reason other than his death, Disability or Retirement, and no Change In Control has occurred by that date, the Executive shall forfeit the right to receive any Performance Shares under this Award Agreement and the Award Agreement shall be cancelled as of the date of such termination.

4.            Change in Control

4.1.            Notwithstanding any provision of this Agreement to the contrary, if a Change in Control occurs during the Performance Period, then upon the applicable CIC Vesting Date (as defined in Section 7.3), the Executive shall be deemed to have earned, and will have a vested right to receive, at such time as determined pursuant to Section 5, a number of UIL Performance Shares determined in accordance with this Section 4, provided that he is continuously employed by UIL (or, as applicable, one of its Affiliates) at all times from January 1, 20__ through the applicable CIC Vesting Date.

4.1.1.            If, following a Change in Control, and prior to the applicable CIC Vesting Date, the Executive’s employment with UIL (and its Affiliates) terminates due to (a) his death, Disability or Retirement, or (b) an Involuntary Separation from Service without Cause as defined under the Change In Control Severance Plan II, then solely for purposes of this Award Agreement, the Executive shall be deemed to have been continuously employed by UIL (or, as applicable, one of its Affiliates) at all times from January 1, 20__ through the applicable CIC Vesting Date.

4.1.2.            If, following a Change in Control, and prior to the applicable CIC Vesting Date, the Executive’s employment with UIL (and its Affiliates) is terminated for any reason other than those specified in 4.1.1 above, the Executive shall forfeit the right to receive any Performance Shares under this Award Agreement and the Award Agreement shall be cancelled as of the date of such termination.

4.2.            The number of Performance Shares payable to the Executive following the occurrence of a Change in Control of UIL or UI during the Performance Period, and subject to the continuous employment requirement of Section 4.1, shall be determined by the CEDC as soon as reasonably possible following the applicable CIC Vesting Date, in accordance with this Section 4.2.

4.2.1.            Pre-CIC Performance.  The number of Performance Shares payable to the Executive with respect to the period commencing on January 1, 20__ and ending on the date of the Change in Control (the “Pre-CIC Performance Period”) shall be determined as follows:

4.2.1.1.            The CEDC shall determine the extent of actual achievement of the UIL Performance Goals for the Pre-CIC Performance Period in accordance with Section 2 of this Agreement.  The actual extent of achievement for the Pre-CIC Performance Period shall be compared to the applicable UIL Performance Goals for the Performance Period (adjusted to the extent necessary to measure performance over only the Pre-CIC Performance Period) and the CEDC shall determine a base number of UIL Performance Shares relative to such comparison in accordance with Section 2.

4.2.1.2.            The total number of UIL Performance Shares payable to the Executive for the Pre-CIC Performance Period will equal (a) the base number of UIL Performance Shares determined under Section 4.2.1.1, multiplied by (b) a fraction having a numerator equal to the number of calendar days elapsed from January 1, 20__ through and including the date of the Change in Control, and a denominator equal to 1096.

4.2.2.            Post-CIC Performance.  The number of Performance Shares payable to the Executive with respect to the period commencing on the date of the Change in Control and ending on December 31, 20__ shall be determined assuming Performance Goals are achieved ‘at target’ for the Post-CIC Performance Period.  Accordingly, the number of Performance Shares payable to the Executive with respect to such period shall equal the “target” number of performance shares in Section 1 multiplied by a fraction having a numerator equal to the number of calendar days elapsed from the date of the Change in Control of the Company through, and including, December 31, 20__, and a denominator equal to 1096.  The Executive shall be entitled to the number of Performance Shares determined pursuant to this Section 4.2.2 even if the applicable CIC Vesting Date occurs prior to the end of the Performance Period.

5.            Payment of Performance Shares; Tax Withholding.

5.1.            The CEDC shall determine the extent of achievement of the Performance Goals as of each applicable Entitlement Date, and shall determine the Final Payout of UIL Performance Shares, if any, to be made to the Executive under this Agreement.  Such Final Payout, if any, shall be paid and settled in actual Shares of Company stock (at a rate of one Share for each Performance Share to be paid out), with such Shares to come from the 2008 Stock Plan.  In the case of any non-deferred Performance Shares, such payments will be made as soon as practicable following the CEDC’s determination of the applicable number of Performance Shares earned by the Executive; provided, however, that (a) in the absence of a Change in Control, such payments shall be made no later than the 15th day of the third month following the end of the Performance Period, and (b) with respect to any Performance Shares that vest upon an applicable CIC Vesting Date, such Shares will be paid not later than the 15th day of the third month following the applicable Entitlement Date.

5.2.            The settlement of any Performance Shares that become payable upon or after the Executive’s death shall be paid to the Executive’s beneficiary or beneficiaries if any have been designated for the receipt of such Performance Awards (“Beneficiary” or “Beneficiaries,” as applicable), otherwise to the legal representative of the Executive’s estate.

5.3.            The Company is authorized to withhold from the settlement made for any Performance Shares earned under this Award Agreement the amount (in cash, Shares, other securities, other Awards, or other property) of all applicable withholding taxes due in respect of the Shares payable in settlement of such Performance Shares, and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.  The Company will withhold cash amounts payable in settlement of Performance Shares to the extent such cash is available to fully satisfy any mandatory withholding obligations, and will then withhold Shares deliverable in settlement of Performance Shares, except that Executive may elect, at least 90 days before the applicable withholding date, to pay the withholding amount that would be satisfied by withholding of Shares by making other arrangements satisfactory to the Company to meet the mandatory withholding obligations.

6.            Incorporation by Reference.  This Award Agreement is subject in all respects to the terms and provisions of the 2008 Stock Plan and the UIL LTIP (the “formal program documents”), all of which terms and provisions are made a part of and incorporated in this Award Agreement as if they were each expressly set forth herein.  The Executive hereby acknowledges receipt of a true copy of the formal program documents, and that he has read these documents carefully and fully understands their content.  In the event of any conflict between the terms of this Award Agreement and the terms of the formal program documents, the formal program documents shall control.

7.            Definitions.  Any capitalized term not defined in this Award Agreement shall have the same meaning as is ascribed thereto under the Plan.  For purposes of this Award Agreement, the following terms shall have the meanings set forth below:

7.1.            “Board” shall mean the Board of Directors of UIL Holdings Corporation.

7.2.             “Change in Control” shall have the same meaning ascribed thereto in the UIL Holdings Corporation Change in Control Severance Plan II.

7.3.            “CIC Vesting Date” shall mean the earliest of (a) December 31, 20__, (b) the vesting date specified in the purchase agreement memorializing the transaction that will constitute a Change in Control and approved by the Board, or (c) the Executive’s Involuntary Separation from Service without Cause as defined under the Change in Control Severance Plan II within twenty-four (24) months immediately following a Change in Control by the Company.

7.4.            “Disability” means a disability that entitles the Executive to a disability pension or allowance under the Company’s disability plan.

7.5.            “Employment Agreement” means the Employment Agreement by and between the Executive and UIL Holdings Corporation, as amended from time to time.

7.6.            “Entitlement Date” means the earlier of (a) the applicable CIC Vesting Date, or (b) December 31, 20__.

7.7.            “Final Payout” means the total number of Performance Shares to be awarded to the Executive, determined based upon the achievement of Performance Goals as described in Section 2 with respect to the Performance Period.

7.8.            “Net Income” means cumulative net income of the Company (including discontinued operations) with respect to the Performance Period, determined as the sum of the net income for each fiscal year during the Performance Period, calculated in accordance with US GAAP and as reported in the annual audited financial statements of the Company.

7.9.            “Performance Period” shall mean the period commencing on January 1, 20__ and ending on December 31, 20__.

7.10.            “Retirement” means a separation of service on or after either (i) having reached age 62 ½ and completing at least 5 years of service, or (ii) having reached age 55 and completing at least 10 years of service, with years of service determined under the rules applicable to the UI KSOP.

7.11.            “Shares” mean shares of UIL Holdings Corporation common stock.

7.12.            “Total Shareholder Return” means the relative total shareholder return percentile achieved by the Company as compared against an established group of comparable companies selected by the CEDC (the “Pre-Set TSR Goal”) for the Performance Period, as more fully set forth in the UIL LTIP document.

8.            No Shareholder or Dividend Rights.  Prior to the date Shares are paid in settlement of any Performance Shares, the Executive will have no right to dividends and will have no voting or other rights on account of the Performance Shares awarded by this Award Agreement.  The Executive's rights to dividend equivalents on deferred Shares, if any, will be as specified under the UIL Holdings Corporation Deferred Compensation Plan.

9.            Transferability.  The Performance Shares awarded pursuant to this Award Agreement, and any rights or interests therein may not be sold, exchanged, transferred, assigned or otherwise disposed of in any way at any time by the Executive (or any Beneficiary(ies) of the Executive), other than by designation of Beneficiary(ies) as permitted hereunder or by testamentary disposition by the Executive or the laws of descent and distribution.  The

Performance Shares shall not be pledged, encumbered or otherwise hypothecated in any way at any time by the Executive (or any Beneficiary(ies) of the Executive) and shall not be subject to execution, attachment or similar legal process.  Any attempt to sell, exchange, pledge, transfer, assign, encumber or otherwise dispose of or hypothecate the Performance Shares, or the levy of any execution, attachment or similar legal process upon the Performance Shares, contrary to the terms of this Award Agreement and/or the Plan shall be null and void and without legal force or effect.

10.         Adjustments.  The CEDC shall adjust the number, terms and conditions of the Performance Shares and related Performance Goals in recognition of unusual or nonrecurring events, including stock splits, stock dividends, reorganizations, mergers, consolidations, special and non-recurring dividends, and acquisitions and dispositions of businesses and assets, affecting the Company (“Company Transactions”) and its subsidiaries or other business units, or the financial statements of the Company or any subsidiary.  The number and kind of Performance Shares subject to this Award Agreement and relevant information relating to the determination of the achievement of the Performance Goals shall be adjusted upon the occurrence of a Company Transaction that affects the Shares in order to prevent dilution and enlargement of the rights of the Executive.  The CEDC is further authorized to exercise ‘negative discretion’ in determining the Final Payout hereunder.  Further, the CEDC may make adjustments in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the CEDC's assessment of the business strategy of the Company.  No adjustment shall be authorized or made if and to the extent that the existence or exercise of such authority (i) would cause the Performance Shares hereunder to fail to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code and regulations thereunder, or (ii) would cause the CEDC to be deemed to have authority to change the targets, within the meaning of Treasury Regulation 1.162-27(e)(4)(vi), under the Performance Goals relating to an authorized Performance Award under this Agreement.

11.         Entire Agreement; Amendment.  This Award Agreement contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter.  This Award Agreement may be amended by a writing signed by both parties hereto.

12.         Governing Law.  This Award Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut and applicable federal law.

13.        Binding Effect.  The provisions of this Award Agreement are binding upon and inure to the benefit of the Company, its successors and assigns, and the Executive and the Executive’s heirs.

IN WITNESS WHEREOF, the parties have executed this Award Agreement on the dates set forth below.

UIL HOLDINGS CORPORATION

Date:	By
Its President and Chief Executive Officer

Grant of Performance Shares on
foregoing terms acknowledged.

Date:
Executive